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                                                                    EXHIBIT 99.3


                          GAYLORD ENTERTAINMENT COMPANY
                          NOMINATING COMMITTEE CHARTER


PURPOSE

         The Nominating Committee (the "Committee") is appointed by the Board of Directors (the "Board") of Gaylord Entertainment Company (the "Company") (i) to assist the Board, on an annual basis, by identifying individuals qualified to become Board members, and to recommend to the Board the director nominees for the next annual meeting of stockholders; (ii) to assist the Board in the event of any vacancy on the Board by identifying individuals qualified to become Board members, and to recommend to the Board qualified individuals to fill any such vacancy; (iii) to recommend to the Board, on an annual basis, director nominees for each Board committee; (iv) to develop and recommend to the Board a set of effective corporate governance policies and procedures applicable to the Company ("Corporate Governance Guidelines") and a Code of Business Conduct and Ethics applicable to the officers, directors and employees of the Company (the "Code of Conduct"); and (v) to monitor, oversee and review compliance by the Company's directors, officers and employees with the Corporate Governance Guidelines, Code of Conduct and any other applicable policies of the Company as the Committee or the Board deems necessary or desirable.

COMMITTEE MEMBERSHIP

         The Committee shall consist of no fewer than three members, each of whom shall be a director of the Company. Each member of the Committee shall meet the independence listing standards of the New York Stock Exchange and all other applicable legal requirements1. The Committee will also consider the absence or presence of material relationships with the Company which might impact independence. The Committee shall report to the Board. Members shall be appointed and removed by the Board.

         The Committee's chairperson shall be designated by the full Board, or if it does not so do, the Committee members shall elect a Chairman by vote of a majority of the full Committee. The chairperson of the Committee will preside at each meeting and, in consultation with the other members of the Committee, will set the frequency and length of each meeting and the agenda of items to be addressed at each meeting. The chairperson of the Committee shall ensure



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1         The NYSE [PROPOSED] listing standards define an "independent director"
          as a director (i) who the Board of Directors affirmatively determines has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company); (ii) who has not been an employee for the Company for at least five years; (iii) who is not, or in the past five years has not been, affiliated or employed by a (present or former) auditor of the Company (or of an affiliate) for at least five years; (iv) who is not, or in the past five years has not been, part of an interlocking directorate in which an executive officer of the Company serves on the compensation committee of another company that employs the director; and (v) who has immediate family members that have satisfied the foregoing five-year "cooling-off" periods.


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that the agenda for each meeting is circulated to each Committee member in advance of the meeting. A majority of the members of the Committee shall constitute a quorum.

COMMITTEE AUTHORITY AND RESPONSIBILITIES

         1. The Committee shall have the responsibility to develop and recommend criteria for the selection of new directors to the Board, including, but not limited to diversity, age, skills, experience, time availability (including the number of other boards he or she sits on in the context of the needs of the Board and the Company) and such other criteria as the Committee shall determine to be relevant at the time. The Committee shall have the power to apply such criteria in connection with the identification of individuals to be board members, as well as to apply the standards for independence imposed by the Company's listing agreement with the New York Stock Exchange and all applicable federal laws in connection with such identification process. When vacancies occur or otherwise at the direction of the Board, the Committee shall actively seek individuals whom the Committee determines meet such criteria and standards for recommendation to the Board.

         2. The Committee shall have the sole authority to retain and terminate any search firm to be used to identify director candidates and shall have sole authority to approve the search firm's fees and other retention terms, at the Company's expense.

         3. The Committee shall recommend to the entire Board, at least annually, a process for evaluating the performance of management and the Board.

         4. The Committee shall recommend to the Board, on an annual basis, nominees for election as directors for the next annual meeting of shareholders.

         5. The Committee shall recommend to the Board the nominees for appointment to Committees of the Board on at least an annual basis.

         6. The Committee shall develop and recommend to the Board the Corporate Governance Guidelines applicable to the Company, and review and reassess the adequacy of such guidelines annually and recommend to the Board any changes deemed appropriate.

         7. The Committee shall develop and recommend to the Board the Code of Conduct applicable to the Company, and review and reassess the adequacy of such code annually and recommend to the Board any changes deemed appropriate.

         8. The Committee shall monitor, oversee and review compliance with the Corporate Governance Guidelines, Code of Conduct and any other applicable policies of the Company; provided, however, that monitoring of compliance with provisions of the Code of Conduct that relate to accounting disclosures and regulations of the SEC or the NYSE, or misrepresentations of or omissions from financial statements or related financial information shall be referred to the Company's Audit Committee for action.

         9. The Committee shall serve as the initial reviewing council for allegations of violations of the Code of Conduct or requests for waivers of the provisions of the Code of


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Conduct by an executive officer or director of the Company; provided, however, that the initial review of allegations of violations of or request for waiver of the provisions of the Code of Conduct that relate to accounting disclosures and regulations of the SEC or the NYSE, or misrepresentations of or omissions from financial statements or related financial information shall be referred to the Company's Audit Committee for action.

         10. The Committee shall make recommendations to the Board about responses to communications with regulatory authorities and agencies arising out of inquiries and/or investigations relating to the Code of Conduct and the Company's Insider Trading Policy, and applicable state and federal laws, to the extent the Committee deems necessary or appropriate. Issues relating to inquiries or investigations regarding the quality of financial reports filed by the Company with the SEC or otherwise distributed to the public shall be referred to the Audit Committee for action.

         11. The Committee shall generally advise the Board (as a whole) on corporate governance matters.

         12. The Committee may form and delegate authority to subcommittees or members when appropriate.

         13. The Committee shall make regular reports to the Board.

         14. The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Committee shall annually review its own performance.

         15. The secretary for the Committee shall be the Company's Corporate Secretary.

COMMITTEE ACCESS, RESOURCES AND RELIANCE

         1. In carrying out its responsibilities, the Committee shall have access to all the Company's books, records, directors, officers and employees.

         2. The Committee shall have the authority to consult with the Company's counsel. It shall also have the authority to employ any other counsel of its selection, at the Company's expense, should the Committee deem it desirable and appropriate to do so.

         3. The Committee, and each member of the Committee in his or her capacities as such, shall be entitled to rely, in good faith, on information, opinions, reports or statements, or other information prepared or presented to them by (i) officers and other employees of the Company, whom such member believes to be reliable and competent in the matters presented and (ii) counsel, public accountants or other persons as to matters which the member believes to be within the professional competence of such person.



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WRITTEN AFFIRMATION

         Once each year the Committee shall provide the Company through the Board, and, if required by applicable law, the Company shall provide to the SEC and to the NYSE, written confirmation regarding:

         1. Any determination that the Board has made regarding the independence of directors who are members of the Committee or any other Board committees;

         2. Any determination that the Board has made regarding adherence to, or deviation from, the Corporate Governance Guidelines, Code of Conduct, or other corporate governance policies; and

         3. The annual review and reassessment of this Charter, the Corporate Governance Guidelines and the Code of Conduct.











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